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                                                                    Exhibit 99.3

                                                          [LOGO]

Sent Via Email                                     CB Richard Ellis, Inc.
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                                                   200 North Sepulveda Boulevard
                                                   Suite 300
Memo                                               El Segundo, CA 90245-4380
                                                   T 310 563 8605
                                                   F 310 563 8670
                                                   bwhite@cbrichardellis.com
                                                   -------------------------

                                                   Brett White
                                                   Chairman, The Americas
Date:      13 November 2000
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To:        All US Sales Professionals
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Subject:   BLUM CAPITAL PARTNERS' PROPOSAL
           FOR BUYOUT OF CB RICHARD ELLIS
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cc:        Ray Wirta, Chris Ludeman, Executive Managing
           Directors, Line of Business Presidents
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Per this morning's press release, Blum Capital Partners in conjunction with myself, Ray Wirta and additional investors presented a proposal late Friday to acquire the company. Blum Capital is currently a significant CB Richard Ellis shareholder whose management includes Dick Blum. The investor group also includes Freeman Spogli & Co., whose management includes Brad Freeman; the Koll Holding Company, controlled by Don Koll; and Fred Malek. Shortly, Ray Wirta will issue an all-employee memo with further detail.

Attached you will find an extensive Q&A document which should answer the majority of your questions regarding this proposed transaction. As you are all critical to the success of our company, I have informed the regional executive managing directors (EMD's) that Ray, Chris and I are available to hold informal, open-forum meetings. We extend an offer to make ourselves available in various cities throughout the country in the coming weeks or, if more appropriate, via conference call to answer questions regarding the proposed transaction. It is our intent to do everything logistically and legally possible to communicate openly, on an ongoing basis with you regarding this possible event. To that end, please feel free to communicate your questions or comments in any of the following ways:

     1. Post questions you may have directly to the company Intranet's CEO Chat page (http://www.navigator.cbrichardellis.com/ceochat).
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     2.   Contact your EMD or line of business president directly as they have been briefed on the proposal. Should they be unable to answer your question, they will know best how to get the answer.
     3. Inform your EMD or line of business president you would like to have an all-office or regional town-hall meeting or conference call with us.

In closing, while the Special Committee appointed by the Board of Directors considers the proposal and other alternatives, it is strictly "business as usual" for all of us. The proposal submitted does not indicate any operational changes for our organization and if this is done right, the Special Committee's consideration of the transaction will be invisible at the field level.

We thank you again for your hard work and exemplary performance during 2000.

ENCLOSURE

BW/pc